Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Third Fiscal Quarter Results

Sunnyvale, CA (January 19, 2010) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the third fiscal quarter ended December 26, 2009. Net sales for the third fiscal quarter were $16,735,000, a 5% increase compared to the prior quarter of $15,875,000 and a 5% decrease compared to $17,596,000 in the same quarter last year. On a GAAP basis, net income in the third fiscal quarter was $1,974,000, or $0.15 per diluted share, as compared with $1,083,000 or $0.08 per diluted share in the prior fiscal quarter and $2,612,000 or $0.20 per diluted share in the same fiscal quarter of the prior fiscal year.

For the first nine months ended December 26, 2009, net sales were $46,165,000 compared to $63,800,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $3,962,000, or $0.31 per diluted share, as compared with $11,601,000, or $0.90 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the third fiscal quarter were $0.22, excluding pre-tax employee stock-based compensation of $874,000, compared to $0.15 in the prior quarter, excluding pre-tax employee stock-based compensation of $835,000, and $0.25 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $695,000. For the nine months ended December 26, 2009, non-GAAP net income per diluted share was $0.49, excluding pre-tax employee stock-based compensation of $2,529,000, as compared to $1.05 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $2,039,000.

“I am pleased to report that our third fiscal quarter sales grew 5% sequentially, reversing our typical historical third quarter dip due primarily to the holidays. This year our distributors had $650,000 of orders which they did not ship out of their inventory, and which therefore we did not recognize as revenue. Our distributors have shipped most of these orders by now. Our customers did not give us much lead time, some expecting us to ship them products within one week. Based on our bookings, we believe that we have moved into a period of business expansion,” stated Dr. Henry C. Pao, President and CEO. “Third fiscal quarter sales grew sequentially in nearly all of our target markets. Our largest customer continued to purchase large quantities of our LED drivers for backlighting LCD TVs throughout our third fiscal quarter as this customer announced sales of its 'LED' TVs exceeded expectations and reached 2.6 million TVs in calendar 2009. Market analysts are projecting sales for this customer’s LED TVs in calendar 2010 to exceed 10 million units. At the recent CES show in Las Vegas, all of the LED TVs displayed by this customer contained our latest LED backlighting drivers. During the third fiscal quarter we shipped production level quantities of LED drivers to another Asian LED TV maker and we expect to begin shipping production level unit volume to a third Asian customer during our fourth fiscal quarter. Our total LED driver sales, including general lighting applications, grew to $4.4 million compared to $3.9 million in the prior quarter. Sales of our imaging products, EL inverters for cell phones which also showed well at CES and printer head drivers, grew 51% compared to the prior quarter, and our telecommunications IC sales increased 31% sequentially. Medical ultrasound proprietary product sales were slightly down and the demand for our medical foundry service business declined by $1.1 million. We expect our fourth fiscal quarter sales of medical ultrasound products and foundry services, as well as sales of proprietary products and foundry services in all of our target markets, will increase in total by 8-12% over the third fiscal quarter, as our book to bill ratio at the end of the third fiscal quarter was about 1.2.  We feel very comfortable that, with three weeks into this quarter of 14 weeks, over 70% of our forecasted sales are already either shipped or backlogged.”

Dr. Pao further commented, “Our gross margin was 48%, slightly higher sequentially, but still lower than our long term goal, primarily due to lower net sales and lower capacity utilization in recent quarters compared to previous years. We recorded a tax benefit of $391,000 primarily due to the expiration of statute of limitations on an uncertain tax position, bringing our net profit to $1,974,000 or 12% of sales. Our year-to-date tax rate was 6% compared to 22% in the same period last year. Cash and short term investments grew by $2,512,000, primarily from operating and financing activities.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our belief that we have moved into a period of business expansion, our expectation that LED TVs sales by our major customer in calendar 2010 will exceed 10 million units, our belief that we will begin shipping production level unit volume to a third Asian LED TV customer, and our expectation that our fourth fiscal quarter sales of medical ultrasound products and foundry services, as well as all of our other target markets, will increase in total by 8-12% over the third fiscal quarter, and our long-term goal of a gross margin in excess of 48%.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the general economy continues to recover and whether demand for high end consumer products like LCD TVs continues to recover at the same time and rate, whether our third LED TV manufacturer begins to build its LED TVs during our fiscal fourth quarter, whether a second source develops and gains material market share for LED backlighting products for LED TVs at our major customer, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PST (5:30 p.m. EST) on January 19, 2010, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the third fiscal quarter, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-894-5910 (domestic) or 785-424-1052 (toll, international) before the scheduled start time. A recorded replay will be available for 30 days immediately following the conference call until 11:59 P.M. EST, February 18, 2010 at 800-839-5203 (domestic) and 402-220-2695 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage analog and mixed signal products for use in the medical, LED lighting, imaging, industrial and telecommunications industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding stock-based compensation, R&D expense excluding stock-based compensation, and SG&A expense excluding stock-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	December 26, 2009	March 28, 2009
	(in thousands)
ASSETS
Cash and cash equivalents	$5,503	$24,244
Short term investments	74,925	33,294
Accounts receivable, net	9,544	8,115
Inventories, net	16,386	15,700
Deferred income taxes	7,625	7,625
Prepaid income taxes	4,965	4,588
Prepaid expenses and other current assets	3,059	1,654
Total current assets	122,007	95,220
Long term investments, net	68,800	79,496
Property, plant and equipment, net	7,318	8,473
Other assets	384	389
Deferred income taxes	4,148	6,726
TOTAL ASSETS	$202,657	$190,304

LIABILITIES
Trade accounts payable	$3,391	$2,934
Accrued salaries, wages and employee benefits	10,891	8,909
Other accrued liabilities	723	888
Deferred revenue	3,331	3,276
Income taxes payable	613	1,882
Total current liabilities	18,949	17,889
Income taxes payable, noncurrent	4,588	4,839
Total liabilities	23,537	22,728

SHAREHOLDERS' EQUITY
Common stock	63,240	59,549
Accumulated other comprehensive loss	(1,603)	(5,494)
Retained earnings	117,483	113,521
Total shareholders' equity	179,120	167,576
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$202,657	$190,304

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net sales	$16,735	$17,596	$46,165	$63,800
Cost of sales(1)	8,717	8,076	23,616	28,240
Gross profit	8,018	9,520	22,549	35,560
Research and development(1)	3,757	3,467	11,366	11,306
Selling, general and administrative(1)	3,183	3,157	9,131	10,853
Income from operations	1,078	2,896	2,052	13,401
Interest and other income (expense), net	505	(144)	2,144	1,545
Income before income taxes	1,583	2,752	4,196	14,946
(Benefit from) provision for income taxes	(391)	140	234	3,345
Net income	$1,974	$2,612	$3,962	$11,601
Net income per share:
Basic	$0.15	$0.20	$0.31	$0.90
Diluted	$0.15	$0.20	$0.31	$0.90
Shares used in per share computation:
Basic	12,921	12,854	12,902	12,824
Diluted	13,005	12,925	12,985	12,923

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$222	$157	$566	$402
Research and development	$286	$279	$1,017	$898
Selling, general and administrative	$366	$259	$946	$739

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
GAAP net income	$1,974	$2,612	$3,962	$11,601
Adjustment for stock-based compensation included in:
Cost of sales	222	157	566	402
Research and development	286	279	1,017	898
Selling, general and administrative	366	259	946	739
Subtotal	874	695	2,529	2,039
Tax effect of stock-based compensation	(28)	(22)	(79)	(66)
Non-GAAP net income excluding employee stock-based compensation	$2,820	$3,285	$6,412	$13,574

Non-GAAP net income per share:
Basic	$0.22	$0.26	$0.50	$1.06
Diluted	$0.22	$0.25	$0.49	$1.05
Shares used in per share computation:
Basic	12,921	12,854	12,902	12,824
Diluted	13,005	12,925	12,985	12,923

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Shares used in per share computation:
Diluted	13,005	12,925	12,985	12,923

DILUTED:
GAAP net income per share	$0.15	$0.20	$0.31	$0.90
Adjustments to reconcile net income to on-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.02	0.01	0.04	0.03
Research and development	0.02	0.02	0.08	0.07
Selling, general and administrative	0.03	0.02	0.07	0.06
Provision for income taxes	(0.00)	(0.00)	(0.01)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$0.22	$0.25	$0.49	$1.05